Exhibit 99.1

FREQUENTLY ASKED QUESTIONS

April 23, 2007

Many of our employees have asked questions about the recently announced transaction between Lone Star Technologies, Inc. (“Lone Star”) and United States Steel Corporation (“U. S. Steel”).  In an effort to keep our employees informed about the transaction, we have compiled a number of the most frequently asked questions and have provided brief answers below.

1.     Is this deal a good thing for Lone Star?

We believe it is.  Combining Lone Star’s electric resistance welded (ERW) tubular products with U. S. Steel’s seamless tubular products is expected to result in enhanced production capabilities, excellent positions in both welded and seamless pipe and a means to better optimize U. S. Steel’s domestic hot-end operations over a range of market conditions.

2.     What will happen to Lone Star compensation and benefits?

Bargaining Unit Employees.  Compensation and benefits for bargaining unit employees are set by their collective bargaining agreements, which will continue in force.

Salaried Employees.  Under the contract between Lone Star and U. S. Steel, U. S. Steel will provide salaried employees with the same level of base salary in effect at closing for a period of 12 months thereafter.  U. S. Steel will also provide employee benefit plans and programs that are no less favorable, in the aggregate, than similar plans and programs in effect at closing for a period of 12 months.  U. S. Steel has agreed to waive all limitations as to pre-existing and at-work conditions with respect to welfare benefit plan participation and coverage requirements applicable to salaried employees and to provide credit for any co-payments, deductibles and out-of-pocket expenses paid by employees during the plan year prior to closing.

3.     What happens to the stock in the Employee Stock Purchase Plan?

No new Plan Period under the Employee Stock Purchase Plan will begin after March 28, 2007.  As a result, the last period for which Lone Star stock will be purchased under the Employee Stock Purchase Plan is the calendar quarter ending March 31, 2007.  Beginning April 1, 2007, no payroll deductions will be taken under the Employee Stock Purchase Plan for the purchase of Lone Star stock, and any such deductions that may already have been taken on or after April 1, 2007 will be returned.  The Employee Stock Purchase Plan will terminate immediately prior to closing.

4.     When will employees no longer be allowed to trade Lone Star stock in the CAP Plan (401K)?  What will happen to stock in the CAP Plan and when?

You will be able to manage Lone Star stock within the rules in place in our CAP Plan until closing.  Each share of Lone Star stock held in the CAP Plan will be converted into $67.50 per share in cash upon closing, and soon thereafter the value received will be reinvested within the CAP Plan in one or more other investments, which have not yet been determined.

5.     Will the labor contract be honored by the new owners?

Yes.

6.     What happens to stock grants that are not vested?

Under the terms of the Lone Star stock incentive plans, all outstanding options and shares of restricted stock that are not yet vested will become vested at closing.

Options.  At closing, each outstanding stock option will be converted into the right to receive a cash payment equal to the product of the excess of $67.50 (which is the same amount U. S. Steel will pay Lone Star shareholders for each of their shares as part of the merger) over the option exercise price per share, multiplied by the number of shares still covered by the option.  For example, suppose an employee holds an option to purchase 100 shares of Lone Star stock for $40 per share.  At the closing, the employee’s option will automatically convert into a right to receive $2,750 (100 option shares times the $27.50 difference between the $67.50 per share merger price and the $40 per share option exercise price).  The cash payment will be made in accordance with the merger agreement and will be subject to applicable tax withholding.

Restricted Stock.  At closing, each outstanding share of restricted stock will be converted into the right to receive $67.50 in cash as part of the merger, subject to applicable tax withholding.

IMPORTANT INFORMATION

In connection with the proposed merger, Lone Star intends to file a proxy statement and related materials concerning the transaction with the U.S. Securities and Exchange Commission, or SEC.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. Once available, Lone Star will mail the definitive proxy statement and other related materials to its shareholders.  When filed with the SEC, the proxy statement and related materials will be available for free (along with any other documents and reports filed by

Lone Star with the SEC) at the SEC’s website, http://www.sec.gov, and at Lone Star’s website, http://www.lonestartech.com.

Participant Information

Lone Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Lone Star shareholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Lone Star’s 2007 annual meeting of shareholders filed with the SEC on March 15, 2007 and a Form 10-K filed by Lone Star with the SEC on February 28, 2007, both of which are available free of charge from the SEC and Lone Star at their websites as indicated above.  Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Lone Star with the SEC and which will be available free of charge from the SEC and Lone Star at their websites, as indicated above.